Exhibit 99.1

News Release

For Immediate Release	Contact:	ATN International, Inc.
March 15, 2022		Michael T. Prior
Chairman and CEO
978-619-1300

ATN Announces Appointment of Director

Beverly, MA (March 15, 2022) – ATN International, Inc. (Nasdaq: ATNI) announced today that April V. Henry has joined the Company’s board of directors. Ms. Henry joins the Company’s board of directors with over two decades of experience advising large global corporations and investors across the technology industry. Ms. Henry is the founder and managing partner of Hawkeye Digital, a firm that is focused on driving revenue growth, core decision-making and business and human capital transformation for companies at critical points in their growth cycle. In addition, she is currently Executive Vice President of Corporate Development for Science Inc. and Science Strategic Acquisition Corp. Alpha (Nasdaq: SSAA). Prior to her current roles, Ms. Henry has held both business development and corporate development executive positions at several large media and technology companies, including NBC Universal, Yahoo, and News Corporation. Ms. Henry also spent a number of years in the early part of her career with Morgan Stanley.

“We are delighted to welcome April to the ATN board,” said Michael T. Prior, Chairman and Chief Executive Officer of the Company. “We believe her technology expertise and experience, with both smaller and larger companies, will be invaluable as we look to drive growth and increase shareholder value. She brings a growth orientation from her years sourcing and evaluating deals and strategic partnerships for major media companies. April also has a deep appreciation for the shareholder perspective and the telecommunications industry as a result of her many years at Morgan Stanley as a research analyst covering telecommunications and technology companies as well as industry trends.”

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

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